AMENDMENT

This Amendment (“Amendment”) to the Amended and Restated Global Custody and Fund Accounting Agreement between J.P. Morgan Exchange-Traded Fund Trust, severally and on behalf of its series listed on Schedule A thereto (each, a “Customer” or a “Fund”) and JPMorgan Chase Bank, N.A. (“Bank”) dated as of October 1, 2017, as amended (the “Principal Agreement”), is entered into as of December 1, 2022 (the “Effective Date”).

WHEREAS the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which Bank was appointed to provide certain custody and fund accounting services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(A)	Schedule A of the Amendment is hereby deleted in its entirety and replaced with the updated Schedule A, as attached to this Agreement.

(B)	Schedule B of the Principal Agreement is hereby replaced in its entirety by Schedule B to this Amendment (as attached).

(C)

As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.

Representations. Each Party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.

Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.

Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Accepted by:

J.P. MORGAN EXCHANGE-TRADED FUND TRUST	J.P. Morgan Chase Bank, N.A.

/s/ Brian Shlissel	/s/ Tyler Kimble
Signature	Signature

Brian Shlissel	Tyler Kimble
Name	Name

President	Vice President
Title	Title

December 7, 2022 | 9:59 AM PST	12/8/2022
Date	Date

J.P. Morgan | 2

Schedule A

J.P. Morgan Exchange Traded Fund Trust

Name
JPMorgan Diversified Return Global Equity ETF (liquidated-to be removed after account closure)
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Alternatives ETF (liquidated-to be removed after account closure)
JPMorgan Diversified Return Europe Equity ETF (liquidated-to be removed after account closure)
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Event Driven ETF (liquidated-to be removed after account closure)
JPMorgan High Yield Research Enhanced ETF[1]
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan International Bond Opportunities ETF
JPMorgan Ultra-Short Income ETF
JPMorgan U.S. Dividend ETF (liquidated-to be removed after account closure)
JPMorgan U.S. Minimum Volatility ETF (liquidated-to be removed after account closure)
JPMorgan U.S. Momentum Factor ETF
JPMorgan U.S. Quality Factor ETF
JPMorgan U.S. Value Factor ETF
JPMorgan Long/Short ETF (liquidated-to be removed after account closure)
JPMorgan Managed Futures Strategy ETF (liquidated-to be removed after account closure)
JPMorgan USD Emerging Markets Sovereign Bond ETF
JPMorgan BetaBuilders Developed Asia Pacific ex-Japan ETF
JPMorgan BetaBuilders Canada ETF
JPMorgan BetaBuilders Europe ETF
JPMorgan BetaBuilders Japan ETF
JPMorgan BetaBuilders MSCI US REIT ETF
JPMorgan Corporate Bond Research Enhanced ETF[2]
JPMorgan Municipal ETF
JPMorgan Ultra-Short Municipal ETF
JPMorgan U.S. Aggregate Bond ETF[3]
JPMorgan BetaBuilders 1-5 Year U.S. Aggregate Bond ETF
JPMorgan BetaBuilders U.S. Equity ETF
JPMorgan Core Plus Bond ETF
JPMorgan BetaBuilders International Equity ETF
JPMorgan BetaBuilders U.S. Mid Cap Equity ETF
JPMorgan Equity Premium Income ETF
JPMorgan International Growth ETF
JPMorgan BetaBuilders U.S. Small Cap Equity ETF

[1]	To be renamed to JPMorgan BetaBuilders USD High Yield Corporate Bond ETF on or about February 1, 2023.
[2]	To be renamed JPMorgan BetaBuilders USD Investment Grade Corporate Bond ETF on or about February 1, 2023.
[3]	To be renamed JPMorgan BetaBuilders U.S. Aggregate Bond ETF on or about February 1, 2023.

J.P. Morgan | 3

Name
JPMorgan Carbon Transition U.S. Equity ETF
JPMorgan Short Duration Core Plus ETF
JPMorgan ActiveBuilders Emerging Markets Equity ETF
JPMorgan ActiveBuilders International Equity ETF
JPMorgan ActiveBuilders U.S. Large Cap Equity ETF
JPMorgan Income ETF
JPMorgan Active Value ETF
JPMorgan Inflation Managed Bond ETF
JPMorgan International Research Enhanced Equity ETF
JPMorgan Market Expansion Enhanced Equity ETF
JPMorgan Realty Income ETF
JPMorgan Climate Change Solutions ETF
JPMorgan Nasdaq Equity Premium Income ETF
JPMorgan Social Advancement ETF
JPMorgan Sustainable Consumption ETF
JPMorgan Sustainable Infrastructure ETF
JPMorgan Active Growth ETF
JPMorgan Active China ETF
JPMorgan Active Small Cap Value ETF
JPMorgan BetaBuilders Emerging Markets Equity ETF
JPMorgan BetaBuilders U.S. Growth ETF
JPMorgan BetaBuilders U.S. Value ETF
JPMorgan BetaBuilders U.S. Treasury Bond 20+ Year ETF
JPMorgan BetaBuilders U.S. Treasury Bond 3-10 Year ETF
JPMorgan BetaBuilders U.S. Treasury Bond 1-3 Year ETF
JPMorgan BetaBuilders U.S. TIPS 0-5 Year ETF

J.P. Morgan | 4

SCHEDULE F

Amended Global Custody Fee Schedule

Custody Fees

Safekeeping and Straight-Through Processing (STP) Transactions

Safekeeping: Basis point fees apply to assets that a Fund has instructed Bank to hold or reflect on its custody systems.

STP Transactions: STP fees are applied to all security transactions (including receives and delivers, both vs payment and free of payment, trade cancellations, and trade amendments), effected during the billing period via electronic trade instructions received by Bank, which enable straight-through processing.

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Argentina	15.00	40.00
Australia	1.00	18.00
Austria	1.50	20.00
Bahrain	30.00	80.00
Bangladesh	30.00	80.00
Belgium	0.95	15.00
Bermuda	15.00	45.00
Botswana	30.00	80.00
Brazil	5.50	25.00
Bulgaria	30.00	75.00
Canada	0.90	10.00
Chile	16.00	45.00
China[1]	10.00	45.00
Clearstream[3]	1.00	8.00
Colombia	30.00	65.00
Croatia	20.00	45.00
Cyprus	20.00	75.00
Czech Republic	12.00	35.00
Denmark	1.15	18.00
Egypt	15.00	45.00
Estonia[4]	25.00	65.00
Euroclear[3]	0.85	8.00
Finland	1.15	18.00
France	0.90	18.00
Germany	1.00	18.00
Ghana	25.00	80.00

J.P. Morgan | 5

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Greece	5.00	35.00
Hungary	12.00	45.00
Iceland	20.00	60.00
Indonesia	7.00	40.00
Ireland	1.50	18.00
Israel	16.00	45.00
Italy	1.25	20.00
Jordan	40.00	80.00
Kazakhstan	40.00	80.00
Kenya	30.00	80.00
Kuwait	35.00	80.00
Latvia[4]	20.00	65.00
Lithuania[4]	25.00	65.00
Luxembourg	2.50	25.00
Malaysia	5.00	25.00
Mauritius	30.00	80.00
Mexico	5.00	35.00
Morocco	30.00	75.00
Namibia	30.00	80.00
Netherlands	1.00	15.00
New Zealand	1.50	25.00
Nigeria	30.00	55.00
Norway	1.15	18.00
Oman	30.00	80.00
Pakistan	30.00	75.00
Peru	25.00	60.00
Philippines	7.00	35.00
Poland	9.00	45.00
Portugal	3.00	25.00
Qatar	35.00	80.00
Romania	30.00	75.00
Russia	13.00	45.00
Saudi Arabia	30.00	60.00
Serbia	25.00	85.00
Singapore	2.50	30.00
Slovak Republic	20.00	50.00

J.P. Morgan | 6

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Slovenia	25.00	50.00
South Africa	3.50	20.00
Spain	1.00	20.00
Sri Lanka	20.00	65.00
Sweden	1.15	18.00
Switzerland	1.00	20.00
Tanzania	30.00	80.00
Thailand	7.00	35.00
Tunisia	35.00	65.00
Turkey	8.00	35.00
Ukraine	30.00	80.00
United Arab Emirates	17.50	80.00
United Kingdom	0.15	8.00
Uruguay	30.00	65.00
Vietnam	25.00	65.00
West African Economic & Monetary Union (Benin, Burkina Faso, Guinea-Bissau, Ivory Coast, Mali, Niger, Senegal, Togo)	50.00	100.00
Zambia	30.00	80.00
Zimbabwe	30.00	80.00

Assets settled through ICSD which will be billed at separate rates. Please refer to table below3 :

ICSD Settled/held : Domicile location of assets	Safekeeping
Basis Point Fee
Euroclear – United States	0.50

Location of Settlement	Safekeeping Tiered Basis Point Fee			STP Transactions
	Tier I (bps)	Threshold I	Tier II (bps)	STP Fee
Hong Kong [2]	1.35	2,250,000,000	1.10	25.00
India	5.75	200,000,000	4.25	30.00
Japan	0.85	12,000,000,000	0.75	8.00
South Korea	4.50	250,000,000	3.00	15.00
Taiwan	6.50	300,000,000	5.00	40.00
United States	0.05	75,000,000,000	0.04	2.25

J.P. Morgan | 7

Safekeeping and Straight-Through Processing (STP) Transactions – Notes and Methodologies

•

Safekeeping: Fees are assessed on the basis of 30 calendar days per month over 360 days per calendar year (i.e. “30/360”). Basis point fees will be calculated by the Bank at the end of the relevant billing period using asset values on the last day of such billing period derived from data provided by the Bank’s selected pricing sources in accordance with the bank’s pricing practices applied at its discretion. The Bank reserves the right, upon notice to Fund, to calculate basis point fees for the billing period based on the average asset value during the billing period rather than the asset value on the last day of the billing period taking into account factors such as whether the decrease in asset value was related to the sale of securities or changes in the market prices of securities. Tiered Safekeeping Basis Point Fees are assessed at the Relationship level. “Relationship” refers to all accounts of the Funds under the Principal Agreement(s). Tiered basis point rates apply to the market value of assets greater than the threshold of the prior tier up to the threshold of that rate’s respective tier.

•

STP Transactions: STP fees will be assessed where the Bank receives authorized instructions in accordance with the terms of the Principal Agreement(s) in an electronic format that enables STP, when applicable. Trade instructions that require manual input or repair will incur surcharges as set forth herein.

•

To the extent the applicable market safekeeping fees are not stated herein, Bank will assess a standard rate for the relevant market and/or service to be determined by the Bank. Assets settled through ICSD will be displayed on the invoice as a separate market naming convention from local markets.

[1]

Safekeeping and STP fees in China is based on the assumption that HSBC is the appointed sub-custodian in China. The Bank reserves the right, upon notification to Customer, to modify the fee should Customer decide to use a different sub-custodian in China.

[2]	Safekeeping and STP fees in Hong Kong and China Connect will be consolidated under Hong Kong for purposes of billing invoices.
[3]

Bank may bill local non-International Central Securities Depository (ICSD) issued assets that are settled and held through an ICSD on the basis of underlying local market safekeeping fees set forth within unless the market is listed in the table ‘ICSD Settled /held’, where separate rates set forth within this table for each market will apply. In markets with tiered safekeeping fees, local non-ICSD issued assets settled through ICSD will be tiered independently from non-Euroclear local market assets for purposes of determining the applicable safekeeping fee. Tiered Safekeeping Basis Point Fees are assessed at the Relationship level. “Relationship” refers to all accounts of the Funds under the Principal Agreement(s).

[4]	Luxembourg and All Baltic markets- Estonia, Latvia and Lithuania are supported via Clearstream in its capacity as an International Central Securities Depository (ICSD).

Other Transaction Fees

The fees set forth in this section apply to Non-STP Transactions and other security transactions, such as record-keeping, inter-account transfers and repo transactions.

Other Transaction Fees		Fees
Non-STP Surcharge – Repairs	Per Transaction	25.00
Manual Instruction Surcharge	Per Transaction	50.00
Physical Securities Transaction	Per Transaction	20.00
Record Keeping-Only Transaction Post	Per Transaction	5.00
Inter-account Transfer – Book-Entry Security	Per Transaction Per Side	2.50
Collateral Pledge	Per Transaction	2.20

Other Transaction Fees – Notes and Methodologies

•	Non-STP Surcharge – Repairs: includes corporate action instructions repaired by the Bank

•	Manual Instruction Surcharge: includes manual corporate action instruction submission

J.P. Morgan | 8

Proxy Services

The fees set forth in this section apply where the Funds have opted in to the service, and vary by type of market and level of service provided.

Proxy Services – Fees

Proxy Services		Fees
Standard Market	Per Vote Per Account	15.00
Complex Market	Per Vote Per Account	45.00

Proxy – Standard markets
Australia	Japan	Pakistan	Uganda
Bahrain	Jordan	Philippines	Ukraine
Bangladesh	Kenya	Russia	United Kingdom
Bermuda	Kuwait	S. Africa	Vietnam
Botswana	Malawi	S. Korea	Zambia
Chile	Malaysia	Singapore	Zimbabwe
Colombia	Mauritius	Slovak Rep.
Ghana	Mexico	Spain
Hong Kong	Morocco	Sri Lanka
India	Namibia	Taiwan
Indonesia	New Zealand	Thailand
Ireland	Nigeria	Tunisia
Israel	Oman	U.A.E.

Proxy – Complex markets
Argentina	Czech Rep.	Hungary	Saudi Arabia
Austria	Denmark	Iceland	Serbia
Belgium	Egypt	Italy	Slovenia
Brazil	Euroclear	Kazakhstan	Portugal
Bulgaria	Finland	Netherlands	Sweden
China	France	Norway	Switzerland
Clearstream	FORSS/FSO Proxy	Peru	Tanzania
Croatia	Germany	Poland	Turkey
Cyprus	Greece	Romania

Proxy Services – Notes and Methodologies

•	Standard and Complex markets of settlement are defined as per the grid above and are subject to change at the Bank’s discretion.

•	Proxy Voting in Canada and United States will be free of charge.

Custody Collateral Control Services

Set-up and maintenance of collateral control accounts.

Custody Collateral Control Services – Fees

Collateral Services		Fees
Account Maintenance: Custody Collateral Control Account	Per Open Account Per Annum	1,900.00

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Custody Collateral Control Services – Notes and Methodologies

•	Includes tri-party, re-insurance, and statutory deposit accounts.

•	Per annum fees are assessed pro-rata on the basis of 30 calendar days per month over 360 days per year (i.e. “30/360”) for the relevant billing period.

•	Per account fees are assessed for each account open on the Bank’s custody systems irrespective of whether the account has any holdings or activity.

Income and Redemption Processing

The fees set forth in this section are for processing of income and redemption events.

Income and Redemption Processing – Fees

Income and Redemption Processing		Fees
Income Processing: Book Entry	Per Posting	2.25
Income Processing: Physical	Per Posting	15.00
Redemptions: Book Entry	Per Posting	2.25
Redemptions: Physical	Per Posting	15.00

Income and Redemption Processing – Notes and Methodologies

•	Income processing includes principal paydowns, interest on fixed income securities and dividends on equities (cash and/or stock).

•	Redemptions include maturities and full or partial calls on fixed income securities.

•	Fees are assessed for income and redemption events for United States securities. The Bank may, at its discretion, also assess fees for income and redemption events for non-United States securities.

Core Cash Services

The fees set forth in this section are for cash payment and receipt services.

Core Cash Services	Basis of fee	Fees
		Standard	Complex
Free Cash Wire	Per Transaction	3.50	3.50
Inter-account Transfer	Per Transaction Per Side	2.50	2.50

Core Cash Services	Basis of fee	Fees
Checks	Per Transaction	25.00
Cash Instruction Repair Surcharge	Per Transaction	25.00
Manual Cash Instruction Surcharge	Per Transaction	50.00
CLS Wires	Per Transaction Per Leg	7.00

Core Cash Standard Currencies
Australian Dollar (AUD)	Hungarian Forint (HUF)	Serbian Dinar (RSD)
British Pound (GBP)	Israeli New Shekel (ILS)	Singapore Dollar (SGD)
Bulgarian Lev (BGN)	Japanese Yen (JPY)	South African Rand (ZAR)
Canadian Dollar (CAD)	Jordanian Dinar (JOD)	South Korean Won (KRW)
Chinese Yuan (CNY)	Mexican Peso (MXN)	Swedish Krona (SEK)
Croatian Kuna (HRK)	New Zealand Dollar (NZD)	Swiss Francs (CHF)
Czech Koruna (CZK)	Norwegian Krone (NOK)	Turkish Lira (TRY)
Danish Krone (DKK)	Polish Zloty (PLN)	United Arab Emirates Dirham (AED)
Euro Dollar (EUR)	Qatari Rial (QAR)	US Dollar (USD)
Hong Kong Dollar (HKD)	Romanian Leu (RON)

J.P. Morgan | 10

Core Cash Complex Currencies
Argentine Peso (ARS)	Kazakhstani Tenge (KZT)	Saudi Riyal (SAR)
Bahraini Dinar (BHD)	Kenyan Shilling (KES)	Sri Lankan Rupee (LKR)
Bangladeshi Taka (BDT)	Kuwaiti Dinar (KWD)	Taiwan New Dollar (TWD)
Bermudan Dollar (BMD)	Malawian Kwacha (MWK)	Tanzanian Shilling (TZS)
Botswanan Pula (BWP)	Malaysian Ringgit (MYR)	Thai Baht (THB)
Brazilian Real (BRL)	Mauritian Rupee (MUR)	Tunisian Dinar (TND)
Chilean Peso (CLP)	Moroccan Dirham (MAD)	Ugandan Shilling (UGX)
Colombian Peso (COP)	Namibian Dollar (NAD)	Ukrainian Hryvnia (UAH)
Costa Rican Colon (CRC)	Nigerian Naira (NGN)	Uruguayan Peso (UYU)
Egyptian Pound (EGP)	Omani Rial (OMR)	Vietnamese Dong (VND)
Ghanaian Cedi (GHS)	Pakistani Rupee (PKR)	West African CFA Francs (XOF)
Icelandic Krona (ISK)	Peruvian Sol (PEN)	Zambian Kwacha (ZMW)
Indian Rupee (INR)	Philippine Peso (PHP)	Zimbabwean Dollar (ZWL)
Indonesian Rupiah (IDR)	Russian Ruble (RUB)

Core Cash Services – Notes and Methodologies

•

Manual Cash Instruction Surcharge: Cash instructions that require manual input will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges for all faxed or free format SWIFT instructions sent to Bank.

•

Cash Instruction Repair Surcharge: STP cash instructions that require amendment or repair by Bank to enable the instructions to be processed will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges.

•	Standard and Complex currencies are defined as per the grid above and are subject to change at Bank’s discretion.

J.P. Morgan | 11

Custody Additional Notes and Methodologies

•

Repurchase agreement (Repo) transactions will be assessed as follows: (1) Bilateral Repo: (a) STP Fees apply for each on-leg and off-leg DvP/RvP trade settlements; and (b) Repo Transaction Post fee applies for the maintenance of the repo position on Bank’s system. (2) Triparty Repo: (a) a Repo Transaction Post fee applies for each on-leg and off-leg transaction; and (b) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.

•

Exchange-traded options will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for the option transaction. (2) a Collateral Pledge fee applies for the pledge/un-pledge of the underlying equity.

•

Time Deposits will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for each on-leg and off-leg transactions. (2) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.

J.P. Morgan | 12

Fund Accounting Services Fees

Fund Accounting Fee Per Complex (Month end Net Assets):

The basis point tiering structure is applied to aggregated total net assets of the Funds. The resulting total basis point fee is then prorated to each Fund based on their net assets as a proportion of the aggregated total net assets subject to a Fund level minimum fee (based upon month end net assets).

All Funds:

Asset Tier		Per Fund Complex Per Annum
From	To	bps
0	15,000,000,000	0.30
15,000,000,001	100,000,000,000	0.25
>100,000,000,001		0.15

Fund Accounting Fee– Notes and Methodologies

•	Fee excludes customised NAV service requirements e.g. Non-standard NAV cut-off and deliveries.

Fund Accounting Per Fund Minimums:

Minimum applied to each Fund:

Minimum Fee (applied monthly)	Per Fund Per Annum
All Funds	20,000.00

J.P. Morgan | 13

Complex Asset Servicing Fees

Complex Asset Servicing

OTC Valuation & Processing*	Basis of Fee	Fee
Pricing Direct	Per position per day	2.50
Other Vendor	Per position per day	4.50
Non-Independent	Per position per day	1.00

OTC Valuation & Processing: Source and validate valuations from approved vendors utilizing Bank’s existing contractual relationships or received from fund manager/Customer/counterparty. Trade capture, lifecycle management, and processing of valuation and cash data into Bank’s accounting system. Reconciliation of positions to fund manager/Customer and counterparty/clearing broker. Calculation of cash flows or receipt of cash events from fund manager/Customer where relevant. Execution of Customer’s pricing hierarchy and management of valuation vendors.

*	Pricing for Structured Products is not covered by the above rates.

OTC Valuation Comparison	Basis of Fee	Fee
Pricing Direct	Per position per day	1.00
Other Vendor	Per position per day	3.00
Non-Independent	Per position per day	0.50

OTC Valuation Comparison: Comparison between Bank Independent OTC valuation and an agreed secondary OTC valuation. Reporting of reconciliation results to be made available to a Fund.

Service	Description	Basis of Fee	Fee
Manual Trade Processing	Trade instructions requiring manual intervention such as fax or email transmitted instructions	Per trade	50.00
CFD Processing	Process CFD components: Income, corporate actions, and financing. Capture of settlement activity & realisation of cash within the fund. Reconciliation to prime broker.	Per position per month	12.00
Bank Loan Position Fee	Trade capture & maintenance on Loan recordkeeping system. Process lifecycle events & cash flows from loan agent and collect and store agent bank notices. Reconcile daily to separate fund cash account and monthly position to Agent Bank. Calculate and post accruals to Fund & price assets.	Per position per annum	500.00

Complex Asset Servicing – Notes and Methodologies

•	Per month and per annum charges will be calculated by Bank based on the number of unique positions, held or reflected per account, on the last day of the month as reflected on Bank’s systems.

•	Per annum fees are assessed on the basis of 30 calendar days per month over 360 days per calendar year (i.e. “30/360”).

J.P. Morgan | 14

ETF Servicing Fees

Basket Services:

ETF Basket Services: Full-Service Basket (Net Assets) - Fees

Product Service Fee Name	Basis	Fee
ETF Basket Servicing: Full Service	Asset Tier per Complex	Included in Fund Accounting Asset Tier Fee

ETF Basket Servicing – Full-service Notes and Methodologies

•	Service includes:

•	Basket creation and Valuation

J.P. Morgan | 15

Agreement & Acknowledgement

A.	Fees and Expenses.

•

Fees. Bank will present invoices monthly in arrears. Fees included in this Amendment are based upon information provided by Customer, and where necessary, assumptions that Bank believes to be reasonable are applied. All amounts set forth in this Amendment are quoted in U.S. Dollars.

•

Expenses. Bank may charge you for additional out-of-pocket expenses it incurs in the course of providing the Services. Such out-of-pocket expenses may include, but are not limited to, late instruction/settlement fees, local market account opening fees, taxes, issuer fees, legal fees, translation fees, tax reclaim filing fees and/or travel expenses.

B.

AutoFX. For pricing in respect of foreign exchange activity via Bank’s custody FX platform, AutoFX, please refer to the separate pricing letter which will be provided to you in the event that Bank provides this service to you.

C.

FX Conversion. Where costs are incurred in a currency other than your invoice base currency, or costs are based on a valuation of any of your securities in a currency other than your invoice base currency, Bank will perform a foreign exchange calculation to determine such costs payable by you. Such calculation will typically use the WM/Reuters spot rate (“Benchmark Rate”) for the relevant currency pair published at 4:00pm London time on the last business day of each calendar month for which you will be invoiced. However, the Benchmark Rate used in such calculation may change from time to time and Bank will notify you of such rate change.

D.

New Markets or Services. To the extent Customer engages in a market or utilizes a service where fees are not stated in this Amendment, Bank will assess a standard rate for the relevant market or service to be determined by Bank, unless an alternative pricing arrangement is agreed in writing between Customer and Bank. The relevant rate will be assessed commencing at the time the market or service is first engaged or utilized. Resultant charge will be detailed within Customer’s invoice and the Amendment will be deemed to include the rate for such market and/or service.

E.

Overdrafts. In the event that Bank, in its sole discretion, provides an overdraft to Customer, Bank will charge interest at a rate to be determined by Bank. For foreign overdrafts, including USD held offshore, overdraft rates vary by currency and by day, depending largely on market liquidity and prevailing overnight rates. For domestic overdrafts, the overdraft rate is Effective Fed Funds + 150bps.

F.

Earnings Credit Rate. In the event that Bank, in its sole discretion, provides an Earnings Credit Rate program to Customer, and the application of the Earnings Credit Rate program results in a positive number or Earnings Credit, the Earnings Credit may be used to offset fees accrued in Customer’s account during the billing period, up to the amount of the Earnings Credit. Unused Earnings Credits are carried over from month to month during a calendar year and expire at the end of each calendar year. Unused Earnings Credits may not be applied to prior billing periods and cannot be converted into interest. Customer should continuously monitor and adjust balances to ensure optimal use of available Earnings Credits by year-end.

G.

Customized Products. Any customized technology projects required to meet Customer’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to Customer based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is agreed in writing between Customer and Bank.

H.

Inflation Clause. Bank will increase service fees set forth in the Fee Agreement and any subsequent fee amendments after the anniversary of the effective date of this Fee Agreement and annually thereafter by the U.S. Consumer Price Index (“US CPI”) rate for the most recent year end. For the avoidance of doubt Bank shall not be obliged to reflect a negative US CPI rate. Service fees that use asset values in the fee calculation would not be subject to the rate increase, nor would expenses including but not limited to Out of Pockets.

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